EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited
No. 21 Sheng Ming Yuan Road
Changping District
Beijing 102206
China

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-145865) of Origin Agritech Limited (the “Company”) of our reports dated February 27, 2008, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 20-F. Our report on the effectiveness of the Company’s internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007.

BDO McCabe Lo Limited
Hong Kong, February 27, 2008